HOTCHKIS & WILEY FUNDS
SECOND AMENDMENT TO THE
NOVATED DISTRIBUTION AGREEMENT

THIS SECOND AMENDMENT dated as of January 15, 2025, to the novated Distribution Agreement, dated as of September 30, 2021 (the "Agreement"), is entered into by and among HOTCHKIS & WILEY FUNDS, a Delaware statutory trust (the “Trust"), HOTCHKIS & WILEY CAPITAL MANAGEMENT, LLC, a Delaware limited liability company (the "Advisor") and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the "Distributor").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the list of Funds of the Agreement; and

WHEREAS, Section 10.B of the Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the parties agree that Exhibit A of the Agreement is deleted and replaced with Exhibit A attached hereto.
Except to the extent amended hereby, the Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

HOTCHKIS & WILEY FUNDS	HOTCHKIS & WILEY CAPITAL MANAGEMENT, LLC
By: /s/Anna Marie Lopez, President	By: /s/Anna Marie Lopez
Anna Marie Lopez, President	Anna Marie Lopez, Chief Operating Officer

QUASAR DISTRIBUTORS, LLC
By: /s/Teresa Cowan
Teresa Cowan, President

                     EXHIBIT A

As of January 15, 2025

FUND LIST

Hotchkis & Wiley Large Cap Disciplined Value Fund
Hotchkis & Wiley Global Value Fund
Hotchkis & Wiley High Yield Fund
Hotchkis & Wiley International Small Cap Diversified Value Fund
Hotchkis & Wiley International Value Fund
Large Cap Fundamental Value Fund (fka Hotchkis & Wiley Large Cap Fundamental Value Fund)
Hotchkis & Wiley Mid-Cap Value Fund
Hotchkis & Wiley Small Cap Diversified Value Fund
Hotchkis & Wiley Small Cap Value Fund
Hotchkis & Wiley Value Opportunities Fund
Hotchkis & Wiley Diversified Value Fund

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